AMERICAN
LAND LEASE

Supplemental Operating and Financial Data

For the Quarter Ended September 30, 2004

Conference Call Information

Date: Wednesday, November 3rd, 2004
Time: 4 p.m. Eastern Standard Time
Number: 1-800-374-5458

*Taped Replay Available through November 10th at:
1-800-642-1687 Pass Code: 1921174

This Supplemental Operating and Financial Data is not an offer to sell or a solicitation to buy any of the securities of the Company. Any offers to sell or solicitations to buy any of the Company securities of the Company shall be made by means of a prospectus.

AMERICAN LAND LEASE, INC.

SUPPLEMENTAL INFORMATION

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

American Land Lease Announces Third Quarter 2004 Financial Results

21% Decrease in Funds From Operations per share over 2003 as Hurricanes Impact Home

Closings in the Quarter

CLEARWATER, Fla., November 3, 2004 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for third quarter 2004.

Please refer to the Supplemental Information which the Company also released today for definitions of measures of performance not determined in accordance with generally accepted accounting principles (“non-GAAP”) and reconciliation of non-GAAP measures to measures determined in accordance with generally accepted accounting principles (“GAAP”).

Summary Financial Results

Third Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.23 for the three-month period ended September 30, 2004 as compared to $0.44 from the same period one year ago, a decrease of 47.0% on a per share basis.

•	Funds from Operations (“FFO”; a non-GAAP financial measure defined in the Supplemental Information) were $2.6 million, or $0.32 per diluted common share, for the quarter compared to $3.3 million, or $0.40 per diluted common share from the same period one year ago, a decrease of 21.0% on a per share basis.

•	Unit volume in home sales was 77 new home closings, including 74 new homes sold on expansion home sites. This compares with 125 new home closings in second quarter 2003, including 123 new homes sold on expansion sites.

•	“Same Store” results provided a revenue increase of 10.6%, an expense increase of 9.2% and an increase of 11.3% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 3.3%, an expense increase of 4.8% and an increase of 2.6% in NOI.

Supplemental Information

The full text of this press release and Supplemental Information are available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “Our results for third quarter 2004 reflect the significant impact of the three hurricanes on our ability to close homes under contract. We expect to close the majority of these homes in fourth quarter of this year and in first quarter 2005 – as we address the damage and complete the building process that was delayed by the storm. We continue to be encouraged by the increase in the average price of each home sold – this quarter exceeding $108,000. Our backlog is up 74% over the prior year to 175 homes representing increased sales throughout the year combined with the deferral of many closings from September due to the hurricanes. In the period immediately following the hurricanes we saw a drop off in traffic and a corresponding drop in contracts – so we expect that the current backlog will enable us to maintain our expected sales levels throughout fourth quarter and into 2005. We have already seen increases in traffic through October and we expect the effects of the hurricanes on our sales activity to be temporary – and are projecting a return to normalized sales levels by first quarter next year.

Our property operations before depreciation performed well in light of the challenges for the quarter as operating margins increased 1.9% over the third quarter of 2003.

As we have reported in previous press releases, the qualitative improvements in the homes that are constructed in our communities minimized the damage suffered through three hurricanes. The continued growing demand has increased lead times for our product and we continue to monitor that part of our business. The combination of a shortage of building supplies and contractors for home building has increased the overall cycle time for our home completion process. This will have an impact on our inventory levels and home delivery timeline in 2005. We have had a number of homes that have been identified for removal in our communities mainly as a result of water damage from the storms. We view this as an opportunity to bring new, high quality homes into our communities. The better quality homes are a welcome addition to our communities as they increase the overall community value.”

Dividend Declaration

On October 27, 2004, the Board of Directors declared a regular third quarter dividend of $0.25 per share, payable on November 24, 2004, to stockholders of record on November 10, 2004. The Company continues to suspend its dividend reinvestment plan until further notice.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividend is set quarterly and is subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for stockholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and the dividend policy is subject to numerous factors including, the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss carryforward may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results

Third Quarter Property Operations

Third quarter revenue from property operations was $7,260,000 as compared to $6,480,000 in the same period one year ago, a 12.0% increase. Third quarter property operating expenses totaled $2,746,000 as compared to $2,571,000 in the same period one year ago, a 6.8% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites as a result of its home sales efforts and the acquisition of one community during fourth quarter 2003. Property operating expenses increased in the third quarter 2004 as compared to the same period in the prior year driven primarily by increases in utility costs, property taxes, casualty losses and the acquisition of one community during the fourth quarter 2003, offset by decreases in offsite management costs.

The combination of increased revenue and expenses resulted in an overall improvement in property operating margins before depreciation expense from 60.3% in the prior year’s third quarter to 62.2% in the third quarter 2004.

Third Quarter “Same Store” Results

Third quarter “same store” results reflect the results of operations for properties and golf courses owned for both the third quarter of 2004 and the same period in the prior year. The same store properties account for 94% of the property operating revenues for the third quarter of 2004. We believe that same store information provides insight as to the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found in the Supplemental Information, page 28.

The same store increases are as follows:

3Q04
Revenue	10.6%
Expense	9.2%
Net Operating Income	11.3%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, same site golf operations and total same store results for third quarter 2004 are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	3.3%	7.4%	(0.1%)	10.6%
Expense	4.8%	4.8%	(0.4%)	9.2%
NOI	2.6%	8.6%	0.1%	11.3%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended September 30, 2004 and 2003 can be found in the Supplemental Information, page 28.

Third Quarter Home Sales Operations

Third quarter 2004 new home sales unit volume was 77 closings, a 38.4% decrease from the 125 closings in the same period in the prior year. Average selling price per home was $108,000 as compared to $96,000 in the same period in the prior year, a 12.5% increase. The decrease in closings compared to the same period in the prior year was balanced across the Company’s expansion communities, with increases in seven communities and decreases in nine communities. Brokerage profits were down 33.6% as compared with the same period in the prior year driven by a 9.4% decrease in the number of transactions. Selling gross margins, excluding brokerage activities, improved to 31.2% in the quarter as compared to 27.8% in the same period in the prior year. This increase was driven by increased selling prices, increased manufacturer rebates associated with higher purchasing volumes, and sales of upgrades to base home models. The increases in revenue and cost savings were offset by increases in the cost of homes purchased. Selling costs as a percentage of sales revenue increased from 16.8% in the prior year’s period to 26.3% in the third quarter of 2004, reflecting additional investments in personnel and advertising/marketing in support of a higher operating level for the business and a lower volume of home closings. The backlog of contracts for closing stood at 175 home sales, an increase of 74 contracts from the same period in the prior year.

The Company remains committed to its program of generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended September 30, 2004	Quarter ended September 30, 2003
New home closings	77	125
New home contracts	69	86
Home resales	3	9
Brokered home sales	48	53
New home contract backlog	175	101

Dispositions

On July 30, 2004, the Company closed the sale of its ministorage property in Arizona for a sales price of $2,050,000 and recorded a gain on the sale of $23,000. The Company no longer has an interest in ministorage properties.

Outlook for 2004

The table below summarizes the Company’s projected financial outlook for 2004 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2004 Projected
FFO		$1.45 to $1.55
AFFO		$1.32 to $1.40
Diluted EPS		$1.03 to $1.24
Same Store Sales
Revenue Growth		5.0% to 9.0%
Expense Growth		4.5% to 7.5%
NOI Growth		6.0% to 9.5%
Home Sales Operating Income	$ $	2,000,000 to 3,250,000
General and Administrative Expenses	$ $	3,200,000 to 3,700,000
Other Income	$ $	210,000 to 280,000
Capital Replacements (per site)		$115 to $135
Depreciation	$ $	2,900,000 to 3,200,000

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from the new home sales are subject to greater volatility than the earnings from rental property activities. The Company’s earnings estimates would be impacted positively by increases in the unit volume of new home sales or increases in the gross margins from new home sales. Conversely, decreases in the unit volume of new home sales or decreases in the gross margins from new home sales would negatively impact the Company’s earnings estimates. Home sales volume is dependent upon a number of factors, including consumer confidence and consumer access to financing sources for home purchases and the sale of their current home.

The Company’s projected results for 2004 include increased corporate governance costs based upon current estimates of the cost of compliance. These costs have exceeded our original forecasts, as implementation of Section 404 of Sarbanes Oxley has required the engagement of additional consultants to enable the company to meet the initial implementation requirements. These costs totaled approximately $0.015 per share in the third quarter. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2004 projections. The Company’s earnings estimates would be adversely impacted by the increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience.

Development Activity

The Company neared completion of its development activity at Savanna Club and began selling into its “Eagles Retreat” subdivision throughout the third quarter. This subdivision represents Phase VII of VIII. While development activities were delayed by hurricane activities, sales into the last phase are projected to begin in mid 2005 with final close out of the phase to happen in 2006.

At Riverside Club, “The Bluffs” closed out home sales, with one home site not under contract at the end of the quarter. The next Phase – “The Fairways”- began pre-selling into that phase as of August 1st. In its current pre-sale phase, only 48 of the 148 home sites are available to be placed under contract for a home and future lease. As that phase sells out the company will open another section of the subdivision, which originally was expected in Q105 and is now projected for late Q205 as a result of a temporary drop in traffic resulting from the hurricane activity. The company has already seen a pick up in traffic in late October, and expects by first quarter 2005 that traffic will return to projected levels and sales activity will return to projected levels.

Construction was completed for the subdivisions at the Royal Palm and Brentwood communities that provide an additional 162 home sites for new homeowners. Delays from hurricanes have delayed home completion and no occupancy is expected in these subdivisions until first quarter 2005. Planning and permitting a subdivision at an additional community continued during the quarter.

Financing Activity

During the third quarter of 2004, the Company closed a $9.9 million mortgage on a property in Florida at an interest rate of 5.96% for a term of 10 years.

American Land Lease, Inc. is a REIT that holds interests in 29 manufactured home communities with 6,815 operational home sites, 950 developed expansion sites, 1,219 undeveloped expansion sites and 129 recreational vehicle sites.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings.

Management will hold a teleconference call, Wednesday, November 3, 2004 at 4:00 p.m. Eastern Standard Time to discuss third quarter 2004 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease third quarter 2004 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. EST, November 3, 2004 until midnight on November 10, 2004. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 1921174.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

The 2004 Hurricane Season

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standardly used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, disposals of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Leases’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less both Capital Replacement expenditures and Capital Enhancement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used commonly to describe properties that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Store communities are communities that are owned during both the current and comparable prior year period.

SAME SITE RESULTS: represent an operating measure that is used to describe homesites that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Site is individual homesites that were operational during both the current and comparable prior year period. Absorbed incremental homesites are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which a majority of the infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a material feature increases overall community value or revenue source. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from a third party.

GROSS DISTRIBUTION PAYOUT RATIO: This is calculated as the dividend per share divided by FFO and AFFO per share, respectively.

DISTRIBUTION PAYOUT RATIO NET OF DRIP: this is calculated as dividend per share less amounts reinvested pursuant to the dividend reinvestment plan divided by FFO and AFFO per share, respectively.

American Land Lease – Selected Properties

Riverside Club – Ruskin, Florida

Riverside Home

Riverside Home

Savanna Club – Port St. Lucie, Florida

Savanna Clubhouse

Savanna Streetcape

Savanna Club Home

Savanna Club Home

Savanna Club Home

Desert Harbor - Apache Junction, Arizona

Desert Harbor - Entrance

Desert Harbor - Home

Desert Harbor - Home

Forest View Estates – Homosassa, Florida

Forest View Clubhouse

Forest View Home

Royal Palm – Haines City, Florida

Royal Palm Clubhouse

Royal Palm Home

Lost Dutchman – Apache Junction, Arizona

Lost Dutchman Recreation Area

Lost Dutchman Home

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Real Estate	$217,310	$215,155	$209,849	$204,777	$198,806
Less accumulated depreciation	(22,116)	(21,474)	(20,779)	(20,112)	(19,453)
Real estate under development	47,662	44,636	42,223	41,413	36,669

Total Real Estate	242,856	238,317	231,293	226,078	216,022
Cash and cash equivalents	987	1,207	776	2,064	3,077
Inventory	14,987	13,073	11,330	10,403	10,335
Other Assets	10,425	9,729	8,566	8,162	8,774
Assets held for sale	—	313	361	389	418

Total Assets	$269,255	$262,639	$252,326	$247,096	$238,626

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$128,130	$119,876	$118,478	$119,194	$111,236
Secured short-term financing	18,622	20,142	13,495	10,659	8,921
Accounts payable and accrued liabilities	9,523	10,982	9,883	8,423	10,310
Liabilities related to assets held for sale	8	6	4	5	7

Total Liabilities	156,283	151,006	141,860	138,281	130,474
Minority Interest in Operating Partnership	14,552	14,497	14,319	14,014	13,849
STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, no shares issues or outstanding	—	—	—	—	—
Common Stock, par value $.01 per share; 12,000 shares authorized	91	90	90	88	88
Additional paid-in-capital	286,611	285,517	285,207	282,818	282,719
Notes receivable from officers re common stock purchases	(766)	(775)	(785)	(799)	(814)
Deferred compensation re restricted stock	(2,472)	(2,719)	(3,049)	(1,354)	(1,487)
Dividends in excess of accumulated earnings	(158,432)	(158,365)	(158,704)	(159,340)	(159,591)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders’ Equity	98,420	97,136	96,147	94,801	94,303

Total Liabilities and Stockholders’ Equity	$269,255	$262,639	$252,326	$247,096	$238,626

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$7,146	$7,071	$7,033	$6,698	$6,360
Golf course operating revenues	114	176	403	196	120

Total property operating revenues	7,260	7,247	7,436	6,894	6,480
Property operating expenses	(2,463)	(2,459)	(2,549)	(2,414)	(2,278)
Golf course operating expenses	(283)	(305)	(308)	(307)	(293)

Total property operating expenses	(2,746)	(2,764)	(2,857)	(2,721)	(2,571)
Depreciation	(746)	(741)	(709)	(699)	(658)

Income from rental property operations	3,768	3,742	3,870	3,474	3,251
SALES OPERATIONS
Home sales revenue	8,495	9,714	9,280	9,914	12,354
Cost of home sales	(5,843)	(6,474)	(6,204)	(6,968)	(8,920)

Gross profit on home sales	2,652	3,240	3,076	2,946	3,434
Commissions earned on brokered sales	115	227	185	142	151
Commissions paid on brokered sales	(64)	(122)	(100)	(73)	(74)

Gross profit on brokered sales	51	105	85	69	77
Selling and marketing expenses	(2,236)	(2,455)	(2,343)	(2,163)	(2,071)

Income (loss) from sales operations	467	890	818	852	1,440
General and administrative expenses	(959)	(904)	(911)	(754)	(687)
Interest and other income	51	28	272	31	47
Gain (loss) on sale of real estate	—	—	—	—	971
Interest expense	(1,426)	(1,392)	(1,360)	(1,382)	(1,326)

Income before minority interest in Operating Partnership	1,901	2,364	2,689	2,221	3,696
Minority interest in Operating Partnership	(223)	(285)	(323)	(265)	(443)

Income from continuing operations	1,678	2,079	2,366	1,956	3,253
DISCONTINUED OPERATIONS:
(Loss) Income from discontinued operations	26	8	8	21	(114)

NET INCOME	$1,704	$2,087	$2,374	$1,977	$3,139

Basic earnings from continuing operations	$0.24	$0.30	$0.34	$0.28	$0.47
Basic (loss) earnings from discontinued operations	—	—	—	—	—

Basic earnings per share	$0.24	$0.30	$0.34	$0.28	$0.47

Diluted earnings from continuing operations	$0.23	$0.29	$0.32	$0.27	$0.46
Diluted (loss) earnings from discontinued operations	—	—	—	—	(0.02)

Diluted earnings per share	$0.23	$0.29	$0.32	$0.27	$0.44

Weighted average common shares outstanding	7,050	6,971	6,938	6,914	6,890

Weighted average common shares and common share equivalents outstanding	7,297	7,236	7,301	7,202	7,131

Dividends paid per share	$0.25	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
DEBT OUTSTANDING
Mortgage Loans Payable - Fixed	$102,502	$93,377	$94,107	$94,819	$87,139
Mortgage Loans Payable - Floating	25,628	26,499	24,371	24,375	24,097
Floor Plan Facility	12,907	10,762	9,077	8,269	8,921
Line of Credit	5,715	9,380	4,418	2,390	—

Total Debt	$146,752	$140,018	$131,973	$129,853	$120,157

% FIXED/FLOATING
Fixed	69.8%	66.7%	71.3%	73.0%	72.5%
Floating	30.2%	33.3%	28.7%	27.0%	27.5%

Total	100.00%	100.00%	100.00%	100.00%	100.00%

AVERAGE INTEREST RATES
Mortgage Loans Payable - Fixed	7.0%	7.1%	7.1%	7.1%	7.2%
Mortgage Loans Payable - Floating	4.7%	4.9%	4.8%	4.8%	4.7%
Floor Plan Facility	5.9%	6.5%	6.1%	7.1%	7.5%
Line of Credit	3.6%	3.2%	3.1%	3.1%	3.1%

Total Weighted Average	6.4%	6.4%	6.5%	6.6%	6.7%

DEBT RATIOS
Debt/Total Market Cap(1)	47.4%	47.5%	45.2%	48.4%	44.8%
Debt/Gross Assets	54.5%	53.3%	52.3%	52.6%	50.4%

MATURITIES	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008
Mortgage Loans Maturities - Scheduled	792	3,308	3,552	3,809	4,042
Mortgage Loans Maturities - Balloon	—	—	—	13,278	—
Floor Plan Facility(2)	—	—	—	—	—

Total	$792	$3,308	$3,552	$17,087	$6,050

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

(2)	Discretionary, non-committed facility whose individual advances mature at different dates between 360 and 540 days from advance date.

24

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

PER DILUTIVE SHARE

(unaudited)

	Three Months Ended
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$0.98	$0.96	$0.93	$0.90	$0.90
Golf course operating revenues	0.02	0.05	0.03	0.02	0.03

Total property operating revenues	1.00	1.01	0.96	0.92	0.93
Property operating expenses	(0.34)	(0.35)	(0.34)	(0.33)	(0.33)
Golf course operating expenses	(0.04)	(0.04)	(0.04)	(0.04)	(0.04)

Total property operating expenses	(0.38)	(0.39)	(0.38)	(0.37)	(0.37)
Depreciation	(0.10)	(0.10)	(0.10)	(0.09)	(0.10)

Income from rental property operations	0.52	0.52	0.48	0.46	0.46
SALES OPERATIONS
Home sales revenue	1.16	1.27	1.38	1.73	1.10
Cost of home sales	(0.80)	(0.85)	(0.97)	(1.25)	(0.78)

Gross profit on home sales	0.36	0.42	0.41	0.48	0.32
Commissions earned on brokered sales	0.02	0.02	0.02	0.02	0.02
Commissions paid on brokered sales	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Gross profit on brokered sales	0.01	0.01	0.01	0.01	0.01
Selling and marketing expenses	(0.31)	(0.32)	(0.30)	(0.29)	(0.23)

Income (loss) from sales operations	0.06	0.11	0.12	0.20	0.10
General and administrative expenses	(0.13)	(0.12)	(0.10)	(0.10)	(0.09)
Interest and other income	0.01	0.04	—	0.01	0.02
Gain (loss) on sale of real estate	—	—	—	0.14	—
Interest expense	(0.20)	(0.19)	(0.19)	(0-19)	(0.19)

Income before minority interest in Operating Partnership	0.26	0.36	0.31	0.52	0.30
Minority interest in Operating Partnership	(0.03)	(0.04)	(0.04)	(0.06)	(0.04)

Income from continuing operations	0.23	0.32	0.27	0.46	0.26
DISCONTINUED OPERATIONS:
(Loss) Income from discontinued operations	—	—	—	(0.02)	—

NET INCOME	$0.23	$0.32	$0.27	$0.44	$0.26

FFO/AFFO Per Common Share/OP Unit
(unaudited)

0.45
0.40
0.35
0.30
0.25
0.20
0.15
Unit Price
0.30
0.28
0.32
0.30
0.33
0.31
0.35
0.33
0.40
0.38
0.36
0.34
0.41
0.37
0.38
0.36
0.32
Sep-02
Dec-02
Mar-03
Jun-03
Sep-03
Dec-03
Mar-04
Jun-04
Sep-04
For the Three Months Ending
FFO
AFFO

26

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts) (Unaudited)

	Three Months Ended September 30,
	2004	2003
Net Income	$1,704	$3,139
Adjustments:
Minority interest in operating partnership	223	443
(Gain) loss on sale of real estate	(43)	(971)
Real estate depreciation	746	658
Discontinued Operations
Real estate depreciation	1	4
Minority interest in operating partnership attributed to discontinued operations	6	(17)

Funds From Operations (FFO)	2,637	3,256
Capital Replacements	(288)	(180)

Adjusted Funds from Operations (AFFO)	$2,349	$3,076

Weighted Average Common Shares/OP Units Outstanding:	8,256	8,059

Per Common Share and OP Unit:
FFO:	$0.32	$0.40
AFFO:	$0.28	$0.38
Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	78.1%	62.5%
AFFO:	89.3%	65.8%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

(in thousands)

		Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$6,198	$5,991	$207	3.5%	3.3%
Absorption rental revenues		545	88	457	519.3%	7.4%
Same site golf revenues		114	120	(6)	-5.0%	-0.1%

Same store revenues	A	6,857	6,199	658	10.6%	10.6%

Properties not in same store		400	274	126	46.0%
Other Income		3	7	(4)	-57.1%

Total property revenues	C	$7,260	$6,480	780	12.0%

Same site rental expenses		$1,866	$1,767	99	56%	4.8%
Absorption rental expenses		99	—	99	100.0%	4.8%
Same site golf expenses		283	293	(10)	-3.4%	-0.5%

Same store expenses	B	2,248	2,060	188	9.1%	9.1%

Properties not in same store expenses		125	90	35	100.0%
Expenses related to offsite management[2]		373	421	(48)	-11.4%

Total property operating expenses	D	$2,746	$2,571	$175	6.8%

Same Store net operating income	A-B	$4,609	$4,139	$470	11.3%

Total net operating income	C-D	$4,514	$3,909	$605	15.5%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2003 period. For example, same site rental revenue of $207 as compared to the total same store revenues in 2003 of $6,199 is a 3.3% increase ($207/$6,199=3.3%).

(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(in thousands)

		Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003	Change	% Change	Contribution to Same Store %Change(1)
Same site rental revenues		$18,523	$17,823	$700	3.9%	3.7%
Absorption rental revenues		1,366	259	1,107	427.4%	5.9%
Same site golf revenues		693	628	65	10.4%	0.4%

Same store revenues	A	20,582	18,710	1,872	10.0%	10.0%

Properties not in same store		1,208	851	357	42.0%
Other Income		18	32	(14)	-43.8%

Total property revenues	C	$21,808	$19,593	2,215	11.3%

Same site rental expenses		$5,543	$5,372	171	3.2%	2.7%
Absorption rental expenses		226	—	226		3.6%
Same site golf expenses		896	915	(19)	-2.1%	-0.3%

Same store expenses	B	6,665	6,287	378	6.0%	6.0%

Properties not in same store expenses		468	263	205	77.9%
Expenses related to offsite management[2]		1,158	1,208	(50)	-4.1%

Total property operating expenses	D	$8,291	$7,758	$533	6.9%

Same Store net operating income	A-B	$13,917	$12,423	$1,494	12.0%

Total net operating income	C-D	$13,517	$11,835	$1,682	14.2%

(1)	Contribution to Same Store% change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2003 period. For example, same site rental revenue of $700 as compared to the total same store revenues in 2003 of $18,710 is a 3.9% increase ($700/$18,710=3.9%).

(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF SEPTEMBER 30, 2004

Community	Location	Operational Home Sites	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites	Year(s) First Developed
Owned Communities
Blue Heron Pines	Punta Gorda, FL	286	100%	$367	—	65	40	1983/1999
Brentwood	Hudson, FL	112	97%	275	—	0	79	1984
Serendipity	Ft. Myers, FL	338	96%	318	—	—	—	1971/1974
Stonebrook	Homosassa, FL	159	100%	288	—	—	52	1987/1997
Sun Lake	Grand Island, FL	322	100%	331	—	—	72	1980
Sun Valley	Tarpon Springs, FL	261	99%	358	—	—	—	1972
Caribbean Cove	Orlando, FL	272	83%	370	—	—	13	1984
Forest View	Homosassa, FL	248	100%	287	—	—	56	1987/1997
Gulfstream Harbor	Orlando, FL	382	98%	385	—	50	—	1980
Gulfstream Harbor II	Orlando, FL	306	100%	381	—	37	1	1988
Lakeshore Villas	Tampa, FL	281	100%	390	—	—	—	1972
Park Royale	Pinellas Park, FL	283	95%	405	—	—	26	1971
Pleasant Living	Riverview, FL	245	96%	335	—	—	—	1979
Riverside GCC	Ruskin, FL	359	100%	488	—	568	10	1981
Royal Palm	Haines City, FL	260	98%	302	—	114	11	1971
Cypress Greens	Lakeland, FL	149	100%	234	—	—	109	1986
Savanna Club	Port St. Lucie, FL	703	100%	262	—	192	159	1999
Woodlands	Groveland, FL	131	99%	241	—	—	161

	Sub-total Florida	5,097				1,026	789
Blue Star	Apache Junction, AZ	22	77%	281	129	—	—	1955
Brentwood West	Mesa, AZ	350	94%	412	—	—	—	1972/1987
Casa Encanta	Mesa, AZ	—	0%		—	193	—	1970
Desert Harbor	Apache Junction, AZ	134	98%	353	—	—	72	1997
Fiesta Village	Mesa, AZ	174	73%	352	—	—	—	1962
La Casa Blanca	Apache Junction, AZ	198	89%	361	—	—	—	1993
Lost Dutchman	Apache Junction, AZ	170	90%	308	—	—	89	1971/1979/1999
Rancho Mirage	Apache Junction, AZ	312	90%	383	—	—	—	1994
Sun Valley	Apache Junction, AZ	268	93%	317	—	—	—	1984

	Sub-total Arizona	1,628				193	161
Mullica Woods	Egg Harbor City, NJ	90	100	462	—	—	—	1985

Total Communities	29	6,815	96%	$343	129	1,219	950

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties within our portfolio. The occupancy of all developed sites was 82.9% across the entire portfolio. Including sites not yet developed, occupancy was 72.9% September 30, 2004.

31

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2003	6,579		979	1,437	129	9,124
Properties developed	—		264	(264)	—	—
New lots purchased	—		8	—	—	8
Lots sold	(17)		—	—	—	(17)
New leases originated	251		(251)	—	—	—
Adjust for site plan changes	2		(50)	48	—	—

As of September 30, 2004	6,815	(1)	950	1,221	129	9,115

(1)	As of September 30, 2004, 6,548 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2003	6,349	6,578	96.5%
New home sales	271	251
Used home sales	19	—
Used homes acquired	(32)	—
Lots Sold	(13)	(17)
Homes constructed by others	2	—
Site plan changes	—	3
Homes removed from previously leased sites	(48)	—

As of September 30, 2004	6,548	6,815	96.1%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended September 30, 2004	Three Months Ended September 30, 2003
Expansion sites leased during the year		74	123

Estimated first year annualized profit on leases originated during the year	A	$295,000	$460,000

Costs, including development costs of sites leased		$3,708,000	$4,989,000
Home sales income (loss) attributable to sites leased		416,000	1,363,000

Total costs incurred to originate ground leases	B	$3,292,000	$3,626,000

Estimated first year annualized return on investment for leases originated during the year	A/B	9.0%	12.7%

For the three months ended September 30, 2004 and 2003, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003
Reported income (loss) from sales operations	$467,000	$1,440,000
Used home sales and brokerage business income	(51,000)	(77,000)

Adjusted income (loss) for pro forma analysis	$416,000	$1,363,000

The reconciliation of our estimated first year return on investment in expansion home sites, a non-GAAP financial measure, to our return on investment in operational home sites in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2003
Property income before depreciation[1]	A	$16,105
Total investment in operating home sites[1]	B	$201,660
Return on investment from earning home sites[1]	A/B	8.0%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	Qtr over Qtr Increase/ Decrease	Qtr over Qtr % Change
New home closings	88	125	103	91	103	77	(26)	-25.2%
New home contracts	105	86	76	168	144	69	(75)	-98.7%
Home resales	11	9	7	12	5	3	(2)	-28.6%
Brokered home sales	44	53	51	79	83	48	(35)	-68.6%
New home contract backlog	165	102	89	164	189	175	(14)	-15.7%
Average Selling Price	$85,000	$96,000	$95,000	$100,000	$92,000	$108,000	$16,000	16.8%
Average Gross Margin Percentage	28.8%	27.8%	29.7%	33.2%	33.7%	33.1%

35

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

DEVELOPMENT SUMMARY

Summary of 2004 Program

Community	Sites to be Developed	Projected Completion
Savanna Club:
Phase 7	216	Completed
Phase 8	192	11/04
Riverside Club:
Phase 2	148	11/04
Phase 4 & 5	212	7/05
Phase 6	208	8/06
Royal Palm	114	Completed
Blue Heron Pines:	65	3/05
Brentwood	48	Completed
Gulfstream
Phase 1	37	6/05
Phase 2	50	9/05

Outlook and Forward Looking Statement

2004

(unaudited)

The Outlook information provided on this Supplemental Schedule contains information that is forward-looking, including, statements concerning projected 2004 results. These forward-looking statements are based on current expectations, estimates, and projections about the markets and the industry in which American Land Lease operates as well as management’s beliefs and assumptions. These forward-looking statements are also based on certain risks and uncertainties, including but not limited to general economic and business conditions; interest rate changes; financing and refinancing risks; risks inherent in owning real estate or debt secured by real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet our investment criteria; our ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in our SEC filings. Readers should carefully review American Land Lease’s Annual Report on Form 10-K for the year ended December 31, 2003 and the other documents American Land Lease files from time to time with the Securities and Exchange Commission.

Full Year 2004 Projected
FFO	$1.45 to $1.55
AFFO	$1.32 to $1.40
Diluted EPS	$1.03 to $1.24
Same Store Sales
Revenue Growth	5.0% to 9.0%
Expense Growth	4.5% to 7.5%
NOI Growth	6.0% to 9.5%
Home Sales Operating Income	$2,000,000 to $3,250,000
General and Administrative Expenses	$3,200,000 to $3,700,000
Other Income	$210,000 to $280,000
Capital Replacements (per site)	$115 to $135
Depreciation	$2,900,000 to $3,200,000